SOURCE: Manhattan Bridge Capital, Inc.

Manhattan Bridge Capital, Inc. Enters Into An Agreement for Settlement Of The Pending Derivative Action, Subject to Court Approval

NEW YORK, N.Y. February 15, 2013 / GLOBE Newswire / -- Manhattan Bridge Capital, Inc. (Nasdaq: LOAN),(the “Company”) announced today it had entered into Stipulation and Agreement of Settlement of an action brought by Alan R. Kahn, derivatively on behalf of the Company against the directors of the Company and the Company, as a nominal defendant. The settlement is subject to approval by the Supreme Court of the State of New York, County of Nassau. Under the terms of the proposed settlement, defendant Assaf Ran is required to enter into a written commitment that he will not withdraw his personal guarantee of the Company’s Line of Credit with Sterling National Bank for at least two years from the effective date of the settlement, but only so long as he remains the Chief Executive Office of the Company and the record or beneficial owner of a majority of its Common Stock and provided that if this Line of Credit is increased his maximum personal guarantee will not exceed $5 million. In addition, the Company has agreed to continue various governance practices now in effect and to strengthen its corporate governance as follows:

•	Continue to maintain Audit, Compensation and Nominating Committees, each consisting entirely of independent directors and use its best reasonable efforts to include at least one (1) financial expert on the Audit Committee;

•	Continue to have all related party transactions considered by the independent directors of the Board or a committee consisting of at least three (3) independent directors who shall have the sole authority and full power of the Board to accept or reject such transactions and the authority to retain independent legal or other experts as it deems necessary;

•	Continue to maintain a Board with a majority of independent directors;

•	Continue to follow corporate governance requirements of the NASDAQ Stock Market, as amended from time to time, in determining whether directors are independent.

Each of these provisions will remain in effect until the earliest to occur of (i) four years from the effective date, (ii) adoption by the United States Securities and Exchange Commission of rules or regulations that would require a provision herein to be amended or terminated; (iii) adoption of NASDAQ Corporate Governance Requirements which would require a provision herein to be amended or terminated; (iv) adoption of federal or state law that would require a provision herein to be amended or terminated; or (v) at such time as the Company ceases to be a publicly traded corporation.

As part of the settlement, the Company has agreed to pay Plaintiff’s counsel an amount to be determined by the Court which amount shall not exceed $80,000, inclusive of both attorney’s fees and expenses. The counsel fees will be paid in their entirety by the Company’s Officer and Director Liability Insurance carrier.

For more information regarding the settlement, please visit the Company’s website.

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